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On September 24, 2026, Daniel Lewis, Interim Chief Executive Officer of Better Home & Finance Holding Company, participated in a conversation on X (formerly known as Twitter), during which he made the following statements.
I have said from Day 1: CONSIDER THE SOURCE. We are a public company and I am restricted on what I can say about our affairs. Vishal is no longer CEO - he has been previously found guilty of a breach of fiduciary duty.

In the opinion of the ENTIRE Board (but for Mr. Garg), Vishal Garg is not CEO for very, very good reasons. For those reaching out about TinmanGo, wholesale -- thank you. I voraciously read. Best, Daniel

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The answer is to be excellent in non-QM. Launch a beautiful wholesale solution. Build a best-in-class product with outstanding customer service and the broadest responsible credit box. Diversify our credit buyers. That is what you care about, as you should.

None of this happens with the flip of a switch. It takes sustained work, and I’m proud of the team doing it. Leadership is not about me. It is about giving excellent people the freedom to execute—and keeping our priorities steady instead of changing them every five minutes to issue a press release about tokenizing a handful of mortgages or the stock.

The rest is banging pots and pans in a tough macro environment. Some say I should fight more; others say less. Some say correct the record; others say ignore it. I don’t need credit, validation, or attention. But I will defend my family name fiercely when someone attacks it. It means a great deal to me.

We cannot and will not mention partners publicly without their permission. We need to respect their communications calendar, their cadence and their customers. That is B2B2C. And the cost of a customer acquisition matters.

Sure, I'd love to juice things with press releases, partner names and promises. But you'll notice I don't.

In the past, Better made statements without partner consent and received some nasty letters from lawyers alleging breach of contract and even threatening termination. I will not repeat that mistake.

The early broker feedback on TinmanGo has been terrific. But here's another difference: I wasn't willing to launch it until the product was actually beautiful. I actually pushed it because the other solution was below the standard we will set.

Anyone with access to the archive can see where it started: no CRM integrations, difficult onboarding and training, and essentially a website where brokers could submit an expression of “interest.” Embarrassing.

That's not a product launch. Build it properly. Let customers use it. Then talk about it.

We are not launching TinmanGo as product. How many product launches have we had that did…. Nothing? We are launching the Wholeseale distribution channel.

Better has had TEN YEARS and --- never entered the most obvious channel. Wholesale.

Do NOT root for me. Root for the team THRILLED to be on to something they believe in. Thx//